**For Immediate Release**

For more information, contact:
Victor Karpiak: (425) 255-4400
Scott Gaspard: (425) 254-2002

First Financial Northwest, Inc.
Reports First Quarter 2010 Financial Results

Renton, Washington – April 27, 2010 - First Financial Northwest, Inc. (the “Company”) (Nasdaq GS: FFNW), the holding company for First Savings Bank Northwest (the “Bank”), today reported a net loss for the first quarter ended March 31, 2010 of $17.8 million, or $1.02 per diluted share, as compared to net income of $1.2 million, or $0.06 per diluted share for the quarter ended March 31, 2009.

The primary reasons for the net loss for the first quarter of 2010 include a $13.0 million provision for loan losses, $3.4 million in noninterest expense related to our other real estate owned (“OREO”) and an additional $7.9 million valuation allowance related to our deferred tax asset.  The increase in our provision for loan losses was primarily due to continued decreases in updated appraised values of real estate collateral securing our nonperforming loans.  Similarly, our OREO related expenses included a $2.3 million valuation allowance reflecting declines in the value of the properties held as OREO.  We have recorded an additional valuation allowance on our deferred tax asset as we have concluded that based on our recent loss experience we may not be able to realize the full benefit of that asset.  In light of the continuing challenging operating environment, the Board of Directors has determined that it is appropriate to suspend our cash dividend at this time.

“Appraisal values have continued to reflect lower prices over the past three to six months in our primary market area,” said Victor Karpiak, Chairman, President and the Chief Executive Officer of First Financial Northwest, Inc. Mr. Karpiak added, “Our focus remains to reduce our troubled loans and nonperforming assets. During the first quarter of 2010 our special assets group has converted approximately $12.7 million of nonperforming assets to performing assets. As a result of our recent performance, we do not believe that we will be able to fully utilize our deferred tax asset, however, we have the potential to take advantage of the benefits, from a tax perspective, when the economy turns around and we return to profitability.”

Tier I leverage, Tier I risk-based and Total risk-based capital ratios for the Bank only at March 31, 2010 were 11.33%, 16.43% and 17.73%, respectively, which compare to the regulatory ratios for well capitalized banks of 5%, 6% and 10%, respectively. In addition, the parent company of the Bank at March 31, 2010 had approximately an additional $49.1 million of capital.

Total assets and liabilities both remained relatively stable at $1.3 billion and $1.1 billion, respectively at March 31, 2010 and December 31, 2009.  Net loans receivable declined $22.4 million between December 31, 2009 and March 31, 2010 as a result of a decline in new loan originations and continuing payoffs on existing loans, $14.4 million of transfers to OREO and $9.7 million of charge-offs.  Deposits increased $23.2 million, or 2.5% to $962.6 million from December 31, 2009.  The growth was predominately in the certificates of deposit accounts of $19.4 million and to a lesser extent money market accounts of $2.9 million.

Net interest income for the quarter ended March 31, 2010 declined slightly to $8.1 million from $8.2 million for the same period in 2009. The reason for this decline was a $1.1 million reduction in total interest income resulting primarily from a decrease of $529,000 in interest income on loans as a result of $797,000 in foregone interest income for the first quarter of 2010 and a $618,000 reduction in interest earned on our investments available for sale due to the sale of investments during the fourth quarter of 2009.  The decline in total interest income was offset by a $981,000 decline in our total interest expense reflecting an 84 basis point reduction in our cost of funds to 2.81% for the quarter ended March 31, 2010 from 3.65% for the same quarter in 2009.  Our interest rate spread increased 27 basis points to 2.23% from 1.96% while the net interest margin decreased to 2.59% from 2.74% for the same period in 2009.

During the quarter ended March 31, 2010, management continued to evaluate the adequacy of the allowance for loan losses and concluded that a provision of $13.0 million was required for the quarter. This provision increased the allowance for loan losses to $36.5 million at March 31, 2010 from $33.0 million at December 31, 2009. Charge-offs for the first quarter of 2010 were $9.7 million as compared to $21.8 million for the fourth quarter of 2009. We are continuing to see an increase in the level of nonperforming assets and continued decreases in updated appraised values of real estate collateral securing our nonperforming loans. Our total nonperforming loans, net of undisbursed funds, increased $25.2 million at March 31, 2010 to $145.9 million from $120.7 million at December 31, 2009. Nonperforming loans include loans to borrowers who are experiencing deteriorating financial positions.  These borrowers may be current on their loan payments but there is doubt as to the ultimate recoverability of the full principal and interest due to the Bank in accordance with the terms of the loan agreement. As a result, many of our nonperforming loans may be current on their loan payments but because of the uncertainty of the borrowers’ future ability to repay the entire principal and interest due to the Bank, we have classified them as nonperforming.

The following table presents a breakdown of our nonperforming assets:
	March 31,	December	March 31,	One-Year	One-Year
	2010	2009	2009	Change $	Change %
			(In thousands)
One-to-four family residential (1)	$48,035	$36,874	$16,633	$31,402	188.79%
Commercial real estate	14,108	11,535	9,383	4,725	50.36
Construction/land development	83,016	71,780	54,146	28,870	53.32
Consumer	759	514	50	709	1,418.00
Total nonperforming loans	$145,918	$120,703	$80,212	$65,706	81.92%

Other real estate owned	20,500	11,835	-	20,500	100.00

Total nonperforming assets	$166,418	$132,538	$80,212	$86,206	107.47%
______________________________
(1) The majority of these loans are related to our merchant builders rental properties.

The largest addition to nonperforming loans during the first quarter of 2010 was $43.1 million of loans related to our two largest merchant builders who are current on their loan payments.  As a result of the prolonged recession, these builders are beginning to experience cash flow difficulties.  We are currently establishing workout arrangements with these borrowers to reduce the Bank’s exposure.  As a result, we classified these loans as nonperforming at March 31, 2010. These loans are included in the one-to-four family residential and construction/land development portfolios.

During the first quarter of 2010, loans transferred from the nonperforming loan category to OREO totaled $14.4 million. Charge-offs at March 31, 2010 related to the valuation of the OREO inventory to market were $2.3 million. OREO increased $8.7 million or 73.2% to $20.5 million at March 31, 2010 from $11.8 million at December 31, 2009.  The majority of this increase was in the construction/land development category.  Our recently organized special assets department sold $3.5 million of OREO properties during the first quarter of 2010.  We evaluate the market value of our OREO inventory quarterly.  This evaluation includes, among other things, obtaining independent appraisals on these properties every six months or sooner if management believes significant changes have affected the market values of these properties.  As a result of this evaluation, we expensed $2.3 million (which is included in other noninterest expense on the consolidated statement of operations) related to the decline in the market value of our OREO as of March 31, 2010.  The following table presents a breakdown of our OREO at March 31, 2010:
	King County	Pierce County	Snohomish County	Kitsap County	All other counties	Total Other Real Estate Owned	Percent of Total Other Real Estate Owned
	(Dollars in thousands)
One-to four-family residential	$1,994	$2,061	$958	$-	$610	$5,623	27.43%
Commercial	188	2,817	-	-	-	3,005	14.66
Construction/land development	7,354	-	2,076	970	1,472	11,872	57.91

Total other real estate owned	$9,536	$4,878	$3,034	$970	$2,082	$20,500	100.00%

Noninterest expense for the first quarter of 2010 was $8.9 million compared to $5.1 million for the same quarter in 2009, an increase of $3.8 million. OREO related expenses accounted for $3.4 million of the increase. These expenses included decreases in OREO market values, losses from sales and maintenance expenses.

As of March 31, 2010 and December 31, 2009, our net deferred income tax assets were $5.4 million and $12.1 million, respectively.  Our primary deferred tax assets relate to our allowance for loan losses, our contribution to the First Financial Northwest Foundation and our impairment charges relating to our investment in the AMF Ultra Short Mortgage Fund.  The determination of the amount of deferred income tax assets which are more likely than not to be realized is primarily dependent upon projections of future earnings which are subject to uncertainty and estimates that may change given economic conditions and other factors.  A valuation allowance related to our deferred tax assets is required when it is considered more likely than not that all or part of the benefit related to such assets will not be realized.  We have concluded that we will not be able to realize all of our deferred tax assets.  As a result, during the first quarter of 2010, we established an additional $7.9 million valuation allowance against our deferred tax asset.  In the future, depending upon our profitability, our conclusion regarding the need for a deferred tax asset valuation allowance could change, resulting in the reversal of a portion or all of the deferred tax asset valuation allowance.

First Financial Northwest, Inc. is the parent company of First Savings Bank Northwest, a Washington chartered stock savings bank headquartered in Renton, Washington, serving the Puget Sound Region through its full-service banking office. We are a part of the ABA NASDAQ Community Bank Index as well as the Russell 3000 Index. For additional information about us, please visit our website at www.fsbnw.com and click on the “Investor Relations” section.

Forward-looking statements:
Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding our mission and vision. These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. Our actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and nonperforming assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our reserves; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes and other properties and fluctuations in real estate values in our market areas; results of examinations of us by the Office of Thrift Supervision and our bank subsidiary by the Federal Deposit Insurance Corporation, the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, institute a formal enforcement action against the Company or the Bank, such as a cease and desist order to take corrective action and refrain from unsafe and unsound practices, which may also require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our work force and potential associated charges; computer systems on which we depend could fail or experience a security breach; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to implement our branch expansion strategy; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we have acquired or may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; our ability to manage loan delinquency rates; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, including the interpretation of regulatory capital or other rules; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the economic impact of war or any terrorist activities; other economic, competitive, governmental, regulatory, and technological factors affecting our operations; pricing, products and services; and other risks detailed in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2009. Any of the forward-looking statements that we make in this Press Release and in the other public statements we make may turn out to be wrong because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Because of these and other uncertainties, our actual future results may be materially different from those expressed in any forward-looking statements made by or on our behalf. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We undertake no responsibility to update or revise any forward-looking statements.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(Dollars in thousands, except share data)
(Unaudited)

	March 31,	December 31,
Assets	2010	2009

Cash on hand and in banks	$8,373	$8,937
Interest-bearing deposits	107,326	96,033
Investments available for sale	109,593	97,383
Loans receivable, net of allowance of $36,479 and $33,039	1,016,896	1,039,300
Premises and equipment, net	20,453	19,585
Federal Home Loan Bank stock, at cost	7,413	7,413
Accrued interest receivable	4,716	4,880
Federal income tax receivable	12,160	9,499
Deferred tax assets, net	5,415	12,139
Other real estate owned (OREO)	20,500	11,835
Prepaid expenses and other assets	8,384	8,330
Total assets	$1,321,229	$1,315,334

	Liabilities and Stockholders' Equity

Deposits	$962,590	$939,423
Advances from the Federal Home Loan Bank	139,900	139,900
Advance payments from borrowers for taxes and insurance	4,509	2,377
Accrued interest payable	402	457
Other liabilities	3,789	4,660
Total liabilities	1,111,190	1,086,817

Commitments and contingencies

Stockholders' Equity
Preferred stock, $0.01 par value; authorized 10,000,000
shares, no shares issued or outstanding	—	—
Common stock, $0.01 par value; authorized 90,000,000
shares; issued and outstanding 18,805,168 and 18,823,068
shares at March 31, 2010 and December 31, 2009	188	188
Additional paid-in capital	186,415	186,120
Retained earnings, substantially restricted	36,078	55,251
Accumulated other comprehensive income, net of tax	1,465	1,347
Unearned Employee Stock Ownership Plan (ESOP) shares	(14,107)	(14,389)
Total stockholders' equity	210,039	228,517
Total liabilities and stockholders' equity	$1,321,229	$1,315,334

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(Dollars in thousands, except share data)
(Unaudited)

	Quarter Ended			Three Month	One Year
	March 31, 2010	December 31, 2010	March 31, 2010	Change	Change
Interest income
Loans, including fees	$14,594	$14,817	$15,123	(1.51)%	(3.50)%
Investments available for sale	1,007	1,470	1,625	(31.50)	(38.03)
Federal funds sold and interest-bearing deposits with banks	61	48	2	27.08	2,950.00
Total interest income	$15,662	$16,335	$16,750	(4.12)%	(6.50)%
Interest expense
Deposits	6,571	6,787	7,329	(3.18)	(10.34)
Federal Home Loan Bank advances	1,023	1,239	1,246	(17.43)	(17.90)
Total interest expense	$7,594	$8,026	$8,575	(5.38)%	(11.44)%
Net interest income	8,068	8,309	8,175	(2.90)	(1.31)
Provision for loan losses	13,000	23,705	1,544	(45.16)	741.97
Net interest income (loss) after provision for loan losses	$(4,932)	$(15,396)	$6,631	(67.97)%	(174.38)%
Noninterest income
Net gain on sale of investments	—	1,880	76	(100.00)	(100.00)
Other	46	38	54	21.05	(14.81)
Total noninterest income	$46	$1,918	$130	(97.60)%	(64.62)%
Noninterest expense
Salaries and employee benefits	3,189	2,577	3,039	23.75	4.94
Occupancy and equipment	425	320	350	32.81	21.43
Professional fees	459	384	307	19.53	49.51
Data processing	170	162	144	4.94	18.06
Loss on sale of OREO property, net	437	—	—	100.00	100.00
OREO valuation expense	2,271	—	—	100.00	100.00
OREO related expenses, net	702	94	—	646.81	100.00
FDIC/OTS assessments	580	351	682	65.24	(14.96)
Other general and administrative	634	430	622	47.44	1.93
Total noninterest expense	$8,867	$4,318	$5,144	105.35%	72.38%
Income (loss) before provision (benefit) for federal income taxes	(13,753)	(17,796)	1,617	(22.72)	(950.53)
Provision (benefit) for federal income taxes	3,999	(5,548)	421	(172.08)	849.88
Net income (loss)	$(17,752)	$(12,248)	$1,196	44.94%	(1,584.28)%
Basic earnings (loss) per share	$(1.02)	$(0.69)	$0.06	(47.83)%	(1,800.00)%
Diluted earnings (loss) per share	$(1.02)	$(0.69)	$0.06	(47.83)%	(1,800.00)%

The following table presents a breakdown of our loan portfolio:

	March 31, 2010		December 31, 2009
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
One-to-four family residential: (1)
Permanent	$474,210	43.65%	$481,046	43.13%
Construction	14,050	1.29	15,685	1.41
	488,260	44.94	496,731	44.54

Multifamily residential:
Permanent	133,989	12.34	128,943	11.56
Construction	18,190	1.67	17,565	1.58
	152,179	14.01	146,508	13.14

Commercial real estate:
Permanent	250,334	23.04	251,185	22.52
Construction	31,599	2.91	31,605	2.83
Land	5,877	0.54	6,206	0.56
	287,810	26.49	288,996	25.91

Speculative construction/land development:
One-to-four family residential	78,043	7.18	95,699	8.58
Multifamily residential	3,624	0.33	3,624	0.33
Commercial	1,125	0.10	1,129	0.10
Land development	56,179	5.17	63,501	5.69
	138,971	12.78	163,953	14.70

Business	347	0.03	353	0.03

Consumer	19,006	1.75	18,678	1.68
Total loans	$1,086,573	100.00%	$1,115,219	100.00%

Less:
Loans in process	30,252		39,942
Deferred loan fees	2,946		2,938
Allowance for loan losses	36,479		33,039
Loans receivable, net	$1,016,896		$1,039,300
___________________________________
(1) Includes $216.5 million and $230.8 million of non-owner occupied loans at March 31, 2010 and December 31, 2009, respectively.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Key Financial Ratios
(Unaudited)

	At or For the Quarter Ended
	March 31, 2010	December 31, 2009	March 31, 2009
	(Dollars in thousands, except share data)
Performance Ratios:
Return (loss) on assets	(5.36)%	(3.70)%	0.39%
Return (loss) on equity	(30.29)	(19.74)	1.66
Equity-to-assets ratio	17.69	18.74	23.15
Interest rate spread	2.23	2.11	1.96
Net interest margin	2.59	2.61	2.74
Average interest-earning assets to
average interest-bearing liabilities	115.09	119.87	126.95
Efficiency ratio	109.28	42.27	59.70
Noninterest expense as a percent of
average total assets	2.68	1.31	1.60
Book value per common share	$11.17	$12.14	$13.92

Capital Ratios:
Tier 1 leverage	11.33%	12.46%	15.65%
Tier 1 risk-based	16.43	19.20	23.14
Total risk-based	17.73	20.49	24.40

Asset Quality Ratios:
Nonaccrual and 90 days or more past due loans
as a percent of total loans	13.81%	11.23%	7.65%
Nonperforming assets as a percent
of total assets	12.60	10.08	6.36
Allowance for loan losses as a percent of
total loans	3.45	3.07	1.36
Allowance for loan losses as a percent of
nonperforming loans	25.00	27.37	17.82
Net charge-offs to average loans
receivable, net	0.92	2.06	0.41

Allowance for Loan Losses:
Allowance for loan losses, beginning of the quarter	$33,039	$31,134	$16,982
Provision	13,000	23,705	1,544
Charge-offs	(9,682)	(21,816)	(4,232)
Recoveries	122	16	-
Allowance for loan losses, end of the quarter	$36,479	$33,039	$14,294

Reserve for unfunded commitments,
beginning of the quarter	$336	$450	$-
Adjustments	(54)	(114)	186
Reserve for unfunded commitments,
end of the quarter	$282	$336	$186

Nonperforming Assets:
Nonperforming loans
90 days or more past due and still accruing	$-	$-	$12,657
Nonaccrual loans	108,135	94,682	51,041
Nonaccrual troubled debt restructured loans	37,783	26,021	16,514
Total nonperforming loans	$145,918	$120,703	$80,212
OREO	20,500	11,835	-
Total nonperforming assets	$166,418	$132,538	$80,212

Performing troubled debt restructured loans	$22,948	$35,458	$5,776

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